Exhibit 11.2

Code of Conduct in the Securities Market

Corpbanca and Subsidiaries

I N D E X

		Page
1	Introduction	3
2	Legal Framework	3
3	Internal Organization	4
	3.1 Compliance Committee
	3.2 Compliance Officer
4	Involved Persons	5
5	Affected Securities	6
6	General Policy	6
	6.1 Privileged Information
	6.2 Conflicts of Interest
	6.3 Price manipulation of the Securities Market
7	Specific Policy	8
	7.1 Securities Traded on One’s Behalf
	7.2 Restriction on Operations on One’s Behalf
	7.3 Portfolio Management Subscriber Agreement
	7.4 Portfolio Management Administration
	7.5 Finance Management Collaborators
8	Communication Procedure	12
9	Confidentiality Agreement	13
10	Accepting the Code of Conduct	13
11	Noncompliance	13

Annexes

1-A	Declaration of Corpbanca securities purchase and sales
1-B	Declaration of securities purchase and sales other than Corpbanca’s
2	Declaration of Investment and Participation and Management of Partnerships
3-B	Acknowledgement of Code of Conduct for Securities Markets

1. Introduction

Continuing with the guidelines set forth by Corpbanca and its Subsidiaries, the following Code has been created with the intention of establishing standards of conduct so that all activities related to the Securities Market will be undertaken with the strictest adherence to the law and in accordance to the ethical criteria that form the basis of our corporate values.

This Code has been designed to establish and control standards of conduct for employee decision making and for the communication of these decisions to the company, relating to their personal finances, their investment or business decisions or the use of confidential or privileged information that they obtain through their positions at Corpbanca and Subsidiaries which could have an effect on the institution, its employees, directors, shareholders, clients, regulators, suppliers, and other related individuals or companies.

The above is within the guidelines set out by the regulation of Securities Market Law Ley No. 18,045 in respect to the treatment of privileged or confidential information.

To achieve this objective we have created internal policies that guide the conduct of all the persons in the institution. These procedures specifically define who is subject to the regulations, what should be done to comply and finally a series of forms that must be filled out, as required, by each of the persons affected by the policies and procedures presented within this code.

The above policies constitute an orientation for conduct which does not limit in any way the ethical standards that should guide all persons in their professional and personal conduct.

This Code is directed to those persons related to the securities markets environment and to those deemed necessary by the Compliance Committee.  This document is complimentary to the General Code of Conduct.

2. Legal Framework

This code of conduct has been written in accordance with Chilean legislation, the highlights of which are as follows:  Securities Market Law 18,045, whose provisions bind the public offering of securities and their markets and intermediaries; Corporations and their Regulations Law 18.046; Decree 251 from 1931 regarding Insurance Companies and the regulation enacted by the Securities and Insurance Superintendency  and the Banks and Financial Institutions Superintendency.

This code does not substitute the personal responsibilities and obligations of the Chilean legislation, as such, these persons are not released from informing the respective company and the pertinent regulatory agencies about their transactions, despite being required to follow the procedures, terms and conditions established in this code.

3. Internal Organization

3.1 Compliance Committee

It is the internal control entity, which watches over the compliance of the rules of the Code of Conduct and other complementary norms, the establishment and development of the necessary procedures for the compliance of these codes, as well as the interpretation, management, and supervision of the proceedings norms contained in these codes and the resolution of conflicts arising from their application.

The Compliance Committee is presided over by the Chief Executive Officer and includes the following executives:

•                   A Director

•                   Chief Executive Officer

•                   Legal Services Division Manager

•                   Risk Division Manager

•                   Compliance Officer

Duties

•                   To dictate Communications and Instructions necessary for the development and compliance of that stipulated by the Codes of Conduct.

•                   To determine which persons will be affected by the application of the present Code of Conduct, as well as the time frame that they will be subjected to it.

•                   To ensure that the norms set forth in the code of conduct are followed and sanctions are set for noncompliance.

•                   It is this committees’ faculty to request more information from any person related to CORPBANCA and its Subsidiaries.

3.2 Compliance Officer

The compliance officer will carry out the functions dictated by the Compliance Committee, within the guidelines that this body could dictate.  The Compliance Officer will be specifically responsible for the following functions:

•                   To interpret the specific applications of the norms contained within this code of conduct and ensure compliance.

•                   To improve policies in this Code, suggesting the proper changes to the Compliance Committee.

•                   To inform the Compliance Committee as soon as the officer has knowledge of a possible violation of the Code of Conduct, giving a full list of details, including the identity of the involved securities, affected persons, and if necessary, recommendations or proposals for future actions or measures.

•                   To guarantee confidentiality of information provided by “Involved Persons” in accordance with the Code of Conduct.

•                   To inform the Compliance Committee, on a regular basis, all of the activities which have been or are currently being performed.

The Compliance Committee together with the Compliance Officer will have at their disposal the most ample of powers in order to carry out their functions. They will have access to as much information and documentation as they can legally obtain from the persons and areas involved in Corpbanca and its Subsidiaries.

4. Involved Persons

This Code applies to all of whom are mentioned below (“Involved Persons”), except for those who the Compliance Committee establishes for legal reasons or other justifications:

1.               Members of the Board of Directors of both Corpbanca and its Subsidiaries

2.               Senior Managers of Corpbanca and Subsidiaries.  The Chief Executive Officer (CEO) and Department Managers are considered Senior Management.

3.               All employees of Corpbanca and its subsidiaries whose occupation is directly and mainly related to activities and services in the Securities Market and/or manage or have access to privileged information (Corporate, Large Corporations, Treasury, Money Desk, Planning, Accounting, Risk, Analysis areas in the securities market field or others as deemed by the Compliance Committee.)

4.               All those persons due to the nature of their activities or position, who in the opinion of the Compliance Committees need to submit, temporarily or permanently to the regulations in this code.

5.               All the persons mentioned below are considered “related persons” to the “Involved Persons” as described in the four prior points, and as such will be subject to the same limitations:

5.1               Spouses,

5.2               Children not yet of legal age, subject to paternal authority, as well as children of legal age that are still financially dependent,

5.3               Partnerships of any sort in which the “Involved Persons” have control either directly or through a third party or those that control more than 10% of their capital or earnings.

5.4               All other natural or legal persons who undertake activities in representation of those persons detailed in points 1 to 5.

All “Involved Persons” will be responsible for complying with the Code regarding “Related Persons”

Notwithstanding the scope provided to the concept of “Involved Personnel”, which has been elaborated for the purpose of complying with the specific policies of this code, article 166 of the securities market law assumes that “the spouses or relatives to the second degree by blood or marriage” of directors, managers, administrators and liquidators or institutional investors are considered to have privileged information due to the possibility of their direct access to such information.

Children, grandchildren, parents, grandparents and siblings are considered blood relatives up to the second degree.

Brother and sister-in-laws, father and mother-in-laws and legitimate children of the spouse from a prior marriage are considered relatives by marriage up to the second degree.

5. Affected Securities

Affected Securities are all of those which are described in article No. 3 of the Securities Market Law such as any transferable title including shares, options to buy or sell stocks, bonds, debentures, mutual fund, savings plans, negotiable instruments and in general, any loan or investment title.

Nonetheless, the Compliance Committee will determine those securities that may be excluded from obligations presented in this code in respect to certain or all “Involved Persons” for an indefinite or definite period of time.

6. General Policy

In general, it is established that the investment decisions of the employees and Directors of Corpbanca and its Subsidiaries cannot be based on privileged or confidential  information obtained through their position in the institution.  Additionally, decisions must be geared towards the medium and long-term.

Furthermore, use of one’s position and the information obtained through one’s position in Corpbanca and its Subsidiaries in order to influence or obtain from any client, supplier, company or other entity a personal gain or for a third party, directly or indirectly, is prohibited.

6.1 Privileged or Confidential Information

In accordance to article 164 of the Securities Market law and its related amendments, privileged information is understood to be all information of a concrete nature, that refers to one or various securities issuers, their businesses, or to one or various securities issued by them, undisclosed to the market and whose knowledge, because of its nature, is capable of influencing the market value of the securities issued, as well as, reserved information which is referred to in article 10 of this Law.

Privileged information is also understood to be information which is obtained from the acquisition or transfer operations carried out by institutional investors in the securities market.

Information ceases to be Privileged Information at the moment it becomes public, that is, known by the Market, or from the moment it loses its influence on the market value of the security in question.

6.1.1 Prohibitions

“Involved Persons” are completely prohibited from the following practices:

•                   If any employee of Corpbanca and its Subsidiaries receives information that is considered privileged or confidential, sensitive or proprietary, directly from the Management of Corpbanca and its Subsidiaries or through their actions with third parties because of their position in Corpbanca and its Subsidiaries, they cannot use such information for personal gain or for the gain of others nor acquire the securities of which privileged information is held for themselves or for a third party, directly or indirectly..

•                   The concept of “information by necessity” must be applied.  This implies that privileged or confidential, sensitive or proprietary information should only be provided to those persons to whom it is necessary due to their occupation or position within or external to Corpbanca and its Subsidiaries and includes those persons who have ceased to be associated with such information.

•                   Those who have privileged information cannot recommend a third party to acquire or transfer securities nor have another party acquire or transfer such securities based on privileged information.

6.1.2 Obligations

The following obligations are subject to all those persons who have at their disposal privileged information which is due to their positions or the functions which they perform at Corpbanca or its Subsidiaries:

•                   Obligation to safeguard information: those persons who have at their disposal privileged information must adopt the measures established in this code of conduct and the applicable legislation and standards in order to safeguard the confidentiality and avoid placing this information, directly or indirectly, within reach of those persons who are not involved.

•                   Obligation regarding subordinates: Those persons that possess privileged information are obligated to ensure that their subordinates comply with the instructions established in this document.

6.2 Conflicts of Interest

A situation may arise during certain situations where personal interests of involved persons may result in a conflict with the interests of the Bank, its Subsidiaries or its clients due to the variety of activities and functions performed by such persons in the Securities Markets field.

 “Involved Persons” will avoid conflicts of interest, both personal and those related to Corpbanca and its Subsidiaries. If such a conflict of interest arises, “Involved Persons” will abstain from acting on such information or if necessary will abstain from voting or warning those who will be affected with such information.

6.2.1 Prohibitions

The following practices are completely prohibited:

•                   All employees of Corpbanca and its Subsidiaries are obligated to make sure that their personal transactions do not create a conflict of interest with their responsibilities with Corpbanca and its Subsidiaries, with its clients or with any other related person or company.

•                   Abuse of Position:  Employees of Corpbanca and its subsidiaries cannot use their position or the information they obtain through their position in Corpbanca and its Subsidiaries to gain favorable treatment with clients, suppliers, or any other person, company or government entity.

6.3. Price Manipulation of the Securities Market

“Involved Persons” must promote through their conduct, best practices to impede price manipulation in the securities market.  Price manipulation is the development of practices meant to falsify the market value in the securities market.

6.3.1 Prohibitions

•                   Manipulation of prices for personal gain or for the gain of others.

•                   To carry out transactions, cause or try to cause the purchase or sale of securities, governed or not by the securities market law, by means of any fraudulent or deceitful act, practice, mechanism or artifice.

•                   Make fictitious transactions or quotes, regarding any security, whether these transactions are done in the securities market or though private negotiations.

7. Specific Policy

There are specific policies related to the “Involved Persons” of Corpbanca and its Subsidiaries that are applied to those who carry certain functions or have certain responsibilities within the company.  The general basis of these specific policies is to avoid the use of privileged or confidential information for direct or indirect personal gain.

7.1 Securities Traded On One’s Own Behalf

7.1.1 Purchase and sale operations of publicly traded securities (unrelated to Corpbanca and its Subsidiaries)

•                   Purchase and sale operations of national or foreign publicly traded securities that “Involved Persons” undertake should be communicated to the Compliance Officer within 24 hours of the transaction, excluding time deposits (Appendix 1-B).

•                   In regards to the above, Corpbanca’s Directors should on a monthly basis and within the first fifteen days of the following month, provide a summary of all purchase and sales operations (stocks and bonds) to the Compliance Officer and the Board of Directors (Appendix 1-B).

•                   “Involved Persons” within the Finance and Treasury areas must report their purchase and sale operations of publicly traded securities to both the Compliance Officer and the Finance Division Manager within the timeframe point 7.1.1. (Within 24 hours of the transaction).

•                   “Involved Persons” must instruct the financial entity with whom they will perform the operation to provide Corpbanca’s Compliance Officer all the requisite information regarding the affected securities.

•                   All purchase and sale operations of securities should preferably be carried out through Corpbanca Corredores de Bolsa S.A..

7.1.2  Purchase and sale operations of publicly traded Corpbanca securities

•                   Purchase and sale operations of national or foreign publicly traded securities undertaken by Involved Persons are required to be performed through Corpbanca Corredores de Bolsa S.A. Exceptions may only be granted by  the Compliance Committee.

•                   All purchases of Corpbanca securities by “Involved Persons” must be communicated to the Compliance Officer at least 24 hours before the proposed transaction, excluding  Time deposits (Appendix 1-A).

•                   All sales of Corpbanca securities by “Involved Persons” must be communicated to the Compliance Officer at least 72 hours before the proposed transaction date.  The Compliance Committee maintains the right to deny such transaction (Appendix 1-A).

•                   “Involved Persons” in the Finance and Treasury areas must report their purchase and sales operations to the Compliance Officer and the Finance Division Manager in accordance to the timeframe stipulated in the above paragraphs (Purchases: 24 hours prior and sales: 72 hours prior).

•                   The Compliance Officer is responsible for informing the authorization or denial of  “Involved Persons”  for such transactions which the officer must comply with the timeframes stipulated above (24 hours for purchases and 72 hours for sales).  “Involved Persons” are not permitted to request such transactions until they have received written authorization.

•                  Members of the Board of Directors of Corpbanca and its subsidiaries will only require authorization from the Compliance Officer when they have participated in analysis, investment operations decisions, divestment of such securities, or when their position provides access to such privileged or confidential information.

•                   Corpbanca’s Directors must report purchases and sale operations of Corpbanca securities (stocks and bonds) to the Compliance Officer within the following two days that the market is open after the transaction or transactions have occurred.  The Board of Directors must also be informed as often as they deem necessary (Appendix 1-A).

•                   Members of the Boards of Directors of Subsidiary companies which have another function or position in Corpbanca or another Subsidiary need to follow the policies in this code in the capacity of an employee and not as a Director.

•                   “Involved Persons” are only required to report on companies which they hold more than 10% of capital interest and of which they do not possess control directly or indirectly (Appendix 1-A).

7.2  Restrictions on Operations on One’s Behalf

•                   Investments must be geared towards the medium and long-term.

•                   Corpbanca’s stocks and other securities are not permitted to be sold in less than 30 days following the purchase.  The Compliance Officer, based on the Compliance Committee’s decision, may make an exception of such prohibition.  Additionally, the Compliance Committee under exceptional circumstances may prolong this restriction up to a maximum of 180 days from the purchase date.

•                   “Involved Persons” are not permitted to purchase or sell securities based on information they hold regarding price changes derived of actions taken by Corpbanca, its Subsidiaries, or another related company with respect to these securities.

•                   “Involved Persons” who have knowledge that Corpbanca, one of its Subsidiaries, or a related company is undertaking or planning on undertaking a transaction in a determined security, may not participate in personal transaction related to this security.

•                   “Involved Persons” are not permitted to purchase any title to a company which they have knowledge that Corpbanca, one of its Subsidiaries, or a related company is attempting to acquire a new company issue or perform a transaction which is not public until the transaction is completed.

•                   “Involved Persons” that operate directly in the securities markets are not permitted to take positions which differ from those  recommended to their clients and may only invest in those products which are long-term investments.

•                   “Involved Persons” which work in the Corporate Finance area or that have access to Corpbanca and Subsidiary client credit information may not purchase or sell any company titles of those companies they have advised for a period of ninety (90) days after the transaction has been undertaken or the credit approved.

7.3  Portfolio Management Subscriber Agreement

•                   “Involved Persons” which are subject to the code of conduct are permitted to subscribe to portfolio management agreements with legally authorized entities.

•                   “Involved Persons” that subscribe to portfolio management agreements are obligated to communicate this information in writing to the Compliance Officer indicating the contract subscription date and attaching a copy of this document.

•                   “Involved Persons” that have subscribed to a portfolio management agreement must provide the Compliance Officer all of the requisite information relating to the operations covered under such contracts.  Additionally, they must instruct the managing entity to provide all solicited information related to the affected securities to the Compliance Officer.

•                   “Involved Persons” that are subscribed to portfolio management contracts must provide on a semi-annual basis (June 30th and December 31st) a summary of all security purchases and sales transactions which have been carried out for personal gain or for the gain of others.  This information must be presented no later than 10 days after the established date, Appendixes 1-A and 1-B (Declaration of securities purchase and sales).

•                   Subscription to portfolio management contracts should preferably be carried out through Corpbanca Corredores de Bolsa S.A..

7.4  Portfolio Management Administration

•                   “Involved Persons” whose duties consist of Portfolio Management Administration are not permitted to trade on their own behalf in those securities which that they have invested or traded nor advised clients to invest or trade.

7.5  Finance Management Collaborators

Corpbanca maintains a system which registers security market transactions performed at the money desk in order to resolve eventual incidents that might occur.

Operations, confirmations, instructions, recommendations, assessments and all business relations carried out for the Bank must be completed within the schedule defined by the Finance Division and must be accomplished at the money desk. The use of  cellular phones is prohibited for the previously mentioned activities. In addition, performing these activities is prohibited in a place other than the money desk .  Exceptions to this rule are stipulated in Chapter II, section 3, point 3.8 “After work hours and business outside the office” in the Manual of Financial Policies.

Personal financial transactions performed by “Involved Persons” (see definition and scope on page 5 of this code, on spouses, children, third parties, and others) that work at the money desk should be performed by a securities intermediary.  Use of the trading systems which have been implemented by the Bank is prohibited, as is the use of cellular phones for the purpose of giving instructions or orders for these operations.  The media channels enabled by the Bank must be used for this.  Finally, all operations preferably be performed through Corpbanca Corredores de Bolsa S.A.

Operators in the Finance Division are strictly prohibited to perform personal financial transactions and on the behalf of third parties which are related in any way (in time and environment) to the financial operations they are perform on behalf of the bank and its clients.

Special emphasis is applied for compliance to the General Policy of this code in the investment decisions of employees and Directors of Corpbanca and its Subsidiaries whom are not permitted to base such decisions on privileged or confidential information obtained through their positions in the institution Similarly, it is prohibited to use ones position and information obtained  from Corpbanca and its Subsidiaries in order to influence or obtain from a client, supplier, company or other entity a private gain, or a gain for others, either directly or indirectly.

•                   Note:  Financial transactions are defined as the products and services that operate through the money desk.

8.  Communication Procedure

•                   Prior to the purchase or sale of securities, communication in writing (letter or e-mail) must be provided to the Compliance Officer.  Among others, the following should be included and detailed: the position or function and area the “Involved Person” and the facts pertaining to the operation which they intend to perform (description of the security, market, number of titles and method of payment – personal funds, credit, etc.-, scheduled date of operation and the broker or agent if the operation is related to securities that are traded solely in foreign markets).

•                   In circumstances where the Compliance Officer must authorize or deny such an operation, the officer will communicate the resolution in writing (letter or e-mail).

•                   The Compliance Officer may possess confidential information regarding companies which may be unknown to “Involved Persons” and which may not be appropriate to invest in these companies. This may result in the Compliance Officer to discretionally deny the transactions in these companies.

•                   All the information and communication described in the above points shall be archived by the Compliance Sub-management according to procedures that guarantee their confidentiality.

•                   All “Involved Persons” and related persons “through their intermediary” should provide a summary of all security purchase and sale operations realized on a semi-annual basis (at June 30th and December 31st). This information should be presented within a maximum of 10 days beginning from the established date through  Appendix 1-A and 1-B (Declaration of puchase and sale of securities).

•                   All “Involved Persons” should notify all of the people and companies which could potentially invest or trade securities through Appendix No. 2 (Declaration of investments and participation in the administration of companies).  Additionally, any new inclusion should be presented through this form.

•                  Corpbanca’s Directors must report purchases and sale operations of Corpbanca securities (stocks and bonds) to the Compliance Officer within the following two days that the market is open after the transaction or transactions have occurred.  The Board of Directors must also be informed as often as they deem necessary (Appendix 1-A).

•                   Members of Corpbanca’s Board of Directors that trade securities other than those of Corpbanca are required to inform the Compliance Officer and the Board on a monthly basis within fifteen days of the following month of the transactions (Appendix 1-B).

•                   Members of the Boards of Directors of Subsidiary companies which have another function or position in Corpbanca or another Subsidiary need to follow the policies in this code in the capacity of an employee and not as a Director. This is to be informed through Appendixes 1-A and 1-B (Declaration of security purchases and sales).

9. Confidentiality Agreement

Involved Persons must strictly keep secret and reserved all data, notices, reports, accounts, balances, objectives and other information related to Corpbanca and its Subsidiaries, as well as its clients, that have not been previously made public by the entity.  Providing this information to third parties for whom it is not necessary for the normal performance of their duties is prohibited, as is the use of this information for personal gain or advantage, as well as for one’s family.

“Involved Persons” will be bound by this confidentiality agreement indefinitely including circumstances where the involved person is no longer a member of the institution.

10. Accepting Code of Conduct

Knowledge and Acceptance of Code of Conduct

“Involved Persons” declare that they have read and understood this code of conduct in the securities market and assume the obligation to stringently comply with its contents by signing Appendix Number 3-B.

11. Noncompliance

The noncompliance of any of the policies set forth in this document will be handled by the Compliance Committee and the Human Resources management who will on a case by case basis define the actions to be taken.

Additionally, such noncompliance is considered an infringement of the work contract and may warrant a verbal warning, written warning, up to the termination of the work contract, notwithstanding all the corresponding civil and criminal sanctions in accordance to current legislation.